Exhibit 10.55

R1 RCM Inc.

401 N Michigan Avenue, Suite 2700

Chicago, IL 60611

June 19, 2017

Dear Gary,

I am delighted to confirm our offer of employment to join R1 RCM as Executive Vice President, Chief Commercial Officer, reporting to Joe Flanagan. Your start date will be June 30, 2017.

Salary and Annual Bonus

Your starting salary will be $460,000 per year, paid semi-monthly. You will be eligible to participate in the Company’s Annual Bonus Program beginning this year with an annual bonus target equal to 50% of your salary. The bonus is discretionary and will be earned based upon your performance and that of R1. The performance year for the Annual Bonus Program ends December 31st and your 2017 bonus will be prorated based on the number of days you are employed by R1 in 2017.

In addition to the Annual Bonus, you will be eligible for a New Business Incentive Bonus each calendar year equal to 50% of your salary. The objectives for this bonus will be set upon your employment with R1 in 2017 for the 2017 calendar year, and then set at the beginning of each subsequent year. The New Business Incentive Bonus will be prorated based on the number of days you are employed by R1 in 2017. The bonus is payable when the Company’s Annual Bonuses are paid, typically in April of each year.

Equity Grants

After joining R1, in accordance with our 2010 Stock Incentive Plan and related equity issuance protocols, you will receive a stock grant equal to 175% of your base salary amount. 50% of the stock grant will be in options to purchase company shares. The options will vest 25% annually over four years. 50% of the stock grant will be in performance-based restricted stock units, with vesting to be determined based on R1 achieving certain financial targets over the period of the grant. The targets and vesting duration will be set by R1's Board of Directors in the near future and will be consistent with the financial targets that will be set for the issuance of equity under R1’s Long Term Incentive (“LTI”) Program, noted below. The performance-based restricted stock units will be issued to you on the later of (i) your start date and (ii) five business days after the Board of Directors sets the financial targets and vesting for your restricted stock units. Beginning in 2018, you will be eligible to participate in R1’s LTI Program. The target amount of this annual grant of equity will be 100% of your base salary amount.

Health Benefits and Relocation

You will be eligible for R1’s group benefits on the first day of the month following your first day of employment
(Example: if your start date is on June 30th you will be eligible on July 1st).

Severance Policy and Proprietary Interests Protection Agreement
We are extending this offer contingent upon successful completion of routine background and reference checks, including verification of all information reported on your application. In addition, your acceptance of this offer indicates you are willing to participate in, and pass (if applicable), additional screening procedures including immunizations, drug screenings, etc. should they be requested prior to or during your employment with R1.

GAIN FAR MORE THAN REVENUE

Your employment with R1 is “at will”, meaning it is terminable at any time by either you or R1. In the event your employment is terminated by R1 without cause, you will be eligible to receive twelve (12) months of base salary severance and benefits continuation, subject to the mitigation provisions in the R1 Severance Plan. You will also receive Change in Control protection, consistent with the terms held by other Senior Executives.

In addition, you must sign the Proprietary Interests Protection Agreement when employment commences.

Gary, we truly believe that we are building the best team in the industry and are very pleased that you will be joining us at R1. To accept this offer, please sign below and scan this document to my R1 email address. If you have any questions please don’t hesitate to call me at 312-912-4540.

Sincerely,

/s/ Robert Luse
Robert Luse
Executive Vice President, Human Resources

Agreed and Accepted:

/s/ Gary Long
Gary Long
Date: June __, 2017

GAIN FAR MORE THAN REVENUE